EXHIBIT 11
                   WITCO CORPORATION AND SUBSIDIARY COMPANIES
                        COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)

                                                          Three Months Ended
                                                               March 31,
                                                        ------------------------
                                                           1996          1995
                                                         ---------      --------
                                                        (In Thousands Except Per
                                                               Share Data)
PRIMARY

   Income from Continuing Operations                       $25,581      $30,270
   Dividend requirements of preferred stock                     (5)          (5)
                                                           -------      -------
   Total                                                    25,576       30,265
   Income (loss) from Discontinued Operations -
     net of income taxes                                       340         (495)
                                                           -------      -------
   Net Income                                              $25,916      $29,770
                                                           =======      =======

   Weighted average shares outstanding                       6,483       56,161
   Assumed conversions:
   Stock options                                               412          195
                                                           -------      -------
   Total                                                    56,895       56,356
                                                           =======      =======
   Per share amounts:
   Income from Continuing Operations                          $.45         $.54
   Income (loss) from Discontinued Operations -
     net of income taxes                                       .01         (.01)
                                                           -------      -------
   Net Income                                                 $.46         $.53
                                                           =======      =======

FULLY DILUTED

   Income from Continuing Operations                       $25,581      $30,270
   Income (loss) from Discontinued Operations -
     net of income taxes                                       340         (495)
                                                           -------      -------
   Net Income                                              $25,921      $29,775
                                                           =======      =======

   Weighted average shares outstanding                      56,483       56,161
   Assumed conversions:
     Stock options                                             540          243
     Preferred stock                                           115          122
                                                           -------      -------
     Total                                                  57,138       56,526
                                                           =======      =======

  Per share amounts:
     Income from Continuing Operations                        $.44         $.54
     Income (loss) from Discontinued Operations -
      net of income taxes                                      .01         (.01)
                                                           -------      -------
     Net Income                                               $.45         $.53
                                                           =======      =======